Exhibit 99.1

Aratana Therapeutics Reports First Quarter 2016 Financial Results

LEAWOOD, Kan., May 5, 2016 — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on the licensing, development and commercialization of innovative pharmaceutical products for companion animals, announced its first quarter 2016 financial and operational results. For the quarter ended March 31, 2016, Aratana reported a net loss of $18.1 million or $0.52 basic loss per share.

"We have accomplished significant milestones in the first quarter with our first FDA approval, followed by sequentially filing for marketing approval in Europe and filing for FDA approval of our second therapeutic candidate,” stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. "As our lead therapeutics move into commercialization, including Galliprant, which we are co-promoting in the U.S. under our recently announced collaboration with Elanco, we’re looking forward to progressing additional pipeline candidates.”

Recent Highlights

•

Granted FDA approval of GALLIPRANT® (grapiprant tablets). U.S. Food and Drug Administration Center for Veterinary Medicine (CVM) approved the administrative New Animal Drug Application (NADA) for Galliprant for the control of pain and inflammation for dogs with osteoarthritis. The Company also filed a Marketing Authorization Application with the European Medicines Agency for Galliprant.

•

Filed for FDA approval of ENTYCE® (capromorelin oral solution). The Company filed an administrative NADA for CVM approval of Entyce for appetite stimulation for dogs. The Animal Drug User Fee Act (ADUFA) date for approval is set for May 21, 2016. If approved by CVM, Aratana anticipates commercial availability of Entyce in late-2016 or shortly thereafter.

•

Plan to start enrollment for AT-016 pivotal study. As of April 2016, VetStem Biopharma, Inc., our exclusive license partner responsible for development, received concurrence from the FDA on the pivotal field effectiveness and safety study protocol for AT-016 for dogs with osteoarthritis. We anticipate VetStem will initiate the pivotal study in 2016.

•

Announced strategic collaboration with Elanco Animal Health. The Company licensed to Elanco, a division of Eli Lilly and Company (NYSE: LLY), the animal health rights to Galliprant to develop, manufacture, market, and commercialize the product globally, and co-promote the product with Aratana in the United States. Under the terms of the agreement, Aratana will receive an upfront payment of $45 million, additional payments upon achievement of certain development, regulatory and sales milestones up to $83 million, in addition to royalty payments and co-promotion fees.

Financial Results

The first quarter net loss was $18.1 million or $0.52 basic loss per share compared to a net loss of $8.8 million or $0.26 basic loss per share for the quarter ended March 31, 2015. For the three month period, the Company reported $172 thousand in net revenue, which was generated by licensing and collaboration revenues, as well as product sales of BLONTRESS®  (Canine Lymphoma Monoclonal Antibody B-cell) and TACTRESS™ (Canine Lymphoma Monoclonal Antibody T-Cell).

Research and development expenses totaled $10.7 million in the first quarter ended March 31, 2016 compared to $6.2 million for the quarter ended March 31, 2015. The increase in research and development expense is primarily due to the $5.0 million regulatory milestones achieved during the quarter for Galliprant and Entyce.

Selling, general and administrative expenses totaled $6.6 million for the first quarter ended March 31, 2016 compared to $4.2 million for the same period in 2015. In the first quarter of 2015, the Company recorded a credit of $1.2 million to reduce the fair value of a contingent consideration. Aratana continues to prepare for the potential introduction of multiple products in 2016.

During the quarter ended March 31, 2015, the financial results also included a gain of $2.0 million on the sale of a portion of Advaxis, Inc. shares and an increase in the market value of the Advaxis warrant, which were reported in other income.

As of March 31, 2016, prior to the anticipated $45 million up-front collaboration payment from Elanco, the Company had $73.2 million of cash, cash equivalents, restricted cash and short-term investments. As previously announced, the Company anticipates spending approximately $30 million in research and development in 2016. Aratana continues to anticipate use of cash in 2016 to be $45 million to $55 million, excluding the $45 million collaboration up-front payment from Elanco. The cash usage estimate includes the establishment of inventory and other commercial launch preparations, as well as contractual payments associated with the successful completion of development, regulatory and commercial milestones.

Webcast & Conference Call Details

The Company will host a live conference call on May 6, 2016 at 8:30 a.m. ET to discuss financial results for the first quarter ending March 31, 2016.

Interested participants and investors may access the audio webcast or use the conference call dial-in:

    1 (866) 364-3820 (U.S.)

    1 (855) 669-9657 (Canada)

    1 (412) 902-4210 (International)

A replay of the first quarter financial results teleconference will be available the same day of the event by approximately 11 a.m. ET and an audio webcast will be accessible for 90 days in the Aratana Investor Room. For a replay of the call, use the below dial-in and conference ID 10084748:

    1 (877) 344-7529 (U.S.)

    1 (855) 669-9658 (Canada)

    1 (412) 317-0088 (International)

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative pharmaceutical products for dogs and cats. Aratana believes that it can leverage the investment in the human pharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. The Company has multiple products approved by the Food and Drug Administration’s Center for Veterinary Medicine or licensed by the United States Department of Agriculture. The Company’s pipeline includes therapeutic candidates targeting pain, inappetence, cancer, viral diseases, allergy and other serious, unmet or underserved medical needs.  Aratana believes providing innovative options to veterinarians and pet owners will help manage pets' medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to expectations regarding the timing of regulatory approvals; expectations regarding the timing or scope of commercialization of products; expectations regarding the timing of initiation of the pivotal study for AT-016; anticipated research and development expenses and use of cash for 2016; and the Company’s plans and opportunities, including without limitation offering innovative therapeutics.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses and our expectation that we will continue to incur losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; risks relating to the impairment of intangible assets AT-004, AT-005, AT-007 and AT-011; unstable market and economic conditions; restrictions on our financial flexibility due to the terms of our credit facility; our substantial dependence upon the success of our product candidates; development of our biologic product candidates is dependent upon relatively novel technologies and uncertain regulatory pathways, and biologics may not be commercially viable; denial or delay of regulatory approval for our existing or future product candidates; failure of our product candidates that receive regulatory approval to obtain market approval or achieve commercial success; failure to realize anticipated benefits of our acquisitions and difficulties associated with integrating the acquired businesses; development of pet therapeutics is a lengthy and expensive process with an uncertain outcome; competition in the pet therapeutics market, including from generic alternatives to our product candidates, and failure to compete effectively; failure to identify, license or acquire, develop and commercialize additional product candidates; failure to attract and retain senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers and partners; regulatory restrictions on the marketing of our product candidates; our small commercial sales organization, and any failure to create a sales force or collaborate with third-parties to commercialize our product candidates; difficulties in managing the growth of our company; significant costs of being a public company; risks related to the restatement of our financial statements for the year ended December 31, 2013, and the identification of a material weakness in our internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our veterinarian customers; limitations on our ability to use our net operating loss carryforwards; impacts of generic products; safety or efficacy concerns with respect to our product candidates; effects of system failures or security breaches; failure to obtain ownership of issued patents covering our product candidates or failure to prosecute or enforce licensed patents; failure to comply with our obligations under our license agreements; effects of patent or other intellectual property lawsuits; failure to protect our intellectual property; changing patent laws and regulations; non-compliance with any legal or regulatory requirements; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process and the costs associated with government regulation of our product candidates; failure to obtain regulatory approvals in foreign jurisdictions; effects of legislative or regulatory reform with respect to pet therapeutics; the volatility of the price of our common stock; our status as an emerging growth company, which could make our common stock less attractive to investors; dilution of our common stock as a result of future financings; the influence of certain significant stockholders over our business; and provisions in our charter documents and under Delaware law could delay or prevent a change in control. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 15, 2016, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

For investor inquires:

Craig Tooman

ctooman@aratana.com

(913) 353-1026

For media inquiries:

Rachel Reiff

rreiff@aratana.com

(913) 353-1050

ARATANA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	THREE MONTHS ENDED
	MARCH 31,
	2016	2015
Revenues
Licensing and collaboration revenue	$151	$—
Product sales	21	156
Total revenues	172	156
Costs and expenses
Cost of product sales	19	110
Royalty expense	18	20
Research and development	10,749	6,221
Selling, general and administrative	6,551	4,185
Amortization of acquired intangible assets	95	483
Total costs and expenses	17,432	11,019
Loss from operations	(17,260)	(10,863)
Other income (expense)
Interest income	77	71
Interest expense	(849)	(218)
Other income, net	(35)	1,965
Total other income (expense)	(807)	1,818
Loss before income taxes	$(18,067)	$(9,045)
Income tax benefit	—	271
Net loss	$(18,067)	$(8,774)
Net loss per share, basic and diluted	$(0.52)	$(0.26)
Weighted average shares outstanding, basic and diluted	34,653,479	34,193,994

ARATANA THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	MARCH 31, 2016	DECEMBER 31, 2015
Assets
Current assets:
Cash, cash equivalents and short-term investments	$72,813	$86,202
Accounts receivable, net and prepaid expenses and other current assets	1,890	1,511
Inventories	2,353	1,306
Total current assets	77,056	89,019
Property and equipment, net	2,417	2,555
Long-term marketable securities	—	—
Goodwill	40,472	39,781
Intangible assets, net	15,411	15,067
Restricted cash	350	350
Other long-term assets	288	294
Total assets	$135,994	$147,066
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses	$8,616	$5,647
Other current liabilities	21	37
Total current liabilities	8,637	5,684
Loans payable, net	39,830	39,710
Other long-term liabilities	604	122
Total liabilities	49,071	45,516
Total stockholders’ equity	86,923	101,550
Total liabilities and stockholders’ equity	$135,994	$147,066